Exhibit 10.1

Compensation Arrangements for Non-Employee Directors of Genitope Corporation

Cash Fees (Effective July 1, 2005)

Each non-employee director is paid an annual retainer of $25,000, payable quarterly in advance (January 1, April 1, July 1 and October 1).

Stock Option Grants

Each non-employee director receives an annual option grant to purchase 10,000 shares of Genitope Corporation common stock from the 2003 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”). The option grant is automatically awarded after the annual meeting of stockholders each year. All stock option grants have an exercise price equal to the fair market value on the grant date (determined as the closing price on the preceding business day) of a share of common stock, a term of ten years and become exercisable and vest monthly over three years from the date of grant. If a non-employee director has been a director for less than 12 months at the time of the annual meeting of stockholders, then he or she will receive an annual grant that has been reduced pro rata for each quarter prior to the date of grant during which such person did not serve as a non-employee director.

Under the Directors’ Plan, a non-employee director joining the Board of Directors receives an initial option grant to purchase 25,000 shares of Common Stock, on the same terms and conditions as described in the previous paragraph.

Travel Expense Reimbursement

Non-employee directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Directors and Board Committee meetings.